RENTERS CHOICE, INC. AND SUBSIDIARY

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                          DECEMBER 31, 1996
                                                  THREE MONTHS ENDED  YEAR ENDED
                                                  ------------------  ----------
PRIMARY EARNINGS PER SHARE
Net Earnings .....................................    $ 5,311,172    $18,026,302
Weighted average number of common shares .........     24,758,481     24,655,675
      outstanding
Net effect of dilutive stock options based
      on the treasury stock method using
      average market price .......................        327,942        407,254
Weighted average number of common and common
      equivalent shares outstanding ..............     25,113,423     25,064,930

PRIMARY EARNINGS PER COMMON AND
      COMMON EQUIVALENT SHARE ....................    $      0.21    $      0.72

FULLY DILUTED EARNINGS PER SHARE
Net earnings .....................................    $ 5,311,172    $18,026,302
Weighted average number of common shares .........     24,758,481     24,655,675
      outstanding
Net effect of dilutive stock options based
      on the treasury stock method using the
      greater of the average or ending market
      price ......................................        327,942        429,175

Weighted average number of common and common
      equivalent shares outstanding ..............     25,113,423     25,084,851

EARNINGS PER COMMON AND COMMON
      EQUIVALENT SHARE ASSUMING FULL
      DILUTION ...................................    $      0.21    $      0.72
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